EXHIBIT (99.6)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS 1999 EXCHANGE PLACE FUND, L.P. (the "Fund") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Fund is acting individually or as representative of others, any and all filings required to be made by the Fund under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Fund might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 28, 1999.


GOLDMAN SACHS 1999 EXCHANGE PLACE FUND, L.P.

By: Goldman Sachs Management Partners, L.P.
By: Goldman Sachs Management, Inc.


By:/s/ Robert Litterman
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Name:  Robert Litterman
Title: President